Thoratec Reports Third Quarter Fiscal 2011 Results

* Revenues increase 13% to $102.6M

* GAAP Net Income per share increases 19% to $0.31

* Non-GAAP Net Income per share increases 28% to $0.41

PLEASANTON, Calif., Nov. 1, 2011 /PRNewswire/ -- Thoratec Corporation (Nasdaq: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, said today that revenues for the third quarter of 2011 were $102.6 million, a 13 percent increase over revenues of $91.0 million in the same period a year ago.

Results for all periods exclude the impact of the International Technidyne Corporation (ITC) Division. Thoratec completed the divestiture of ITC in November 2010.

For the quarter ended October 1, 2011, Thoratec reported net income on a GAAP basis of $19.0 million, or $0.31 per diluted share, versus GAAP net income of $15.5 million, or $0.26 per diluted share, in the same period a year ago. Non-GAAP net income, which is described later in this press release, was $25.1 million, or $0.41 per diluted share, in the third quarter of 2011, versus non-GAAP net income of $20.8 million, or $0.32 per diluted share, in the third quarter a year ago.

For the first nine months of fiscal 2011, revenues were $313.3 million, an increase of ten percent over revenues of $285.4 million in the same period a year ago. On a GAAP basis, Thoratec reported net income of $57.2 million, or $0.95 per diluted share, for the first nine months of 2011. For the first nine months of 2010, the company reported GAAP net income of $46.4 million, or $0.78 per diluted share. Non-GAAP net income in the first nine months of 2011 was $74.3 million, or $1.18 per diluted share, compared with non-GAAP net income of $61.7 million, or $0.95 per diluted share, in the first nine months of 2010.

"Thoratec had a solid third quarter, generating double-digit growth in pump unit sales year-over-year in both the U.S. and international markets. We continue to benefit from increased adoption of mechanical circulatory support, as well as the market leadership position of the HeartMate II® LVAS (Left Ventricular Assist System)," said Gary F. Burbach, president and chief executive officer of Thoratec.

"We also experienced a strong quarter with respect to new center development, as we added eight HeartMate II centers globally, including six in the U.S. and two internationally. As of the end of the third quarter, we had 280 HeartMate II centers worldwide, including 141 in the U.S. and 139 internationally, versus a total of 254 at the end of fiscal 2010," he added.

"Our continued growth is being facilitated by our market development and clinical education programs. In addition, the ongoing flow of data is demonstrating compelling long-term outcomes in HeartMate II patients, including data published recently in leading peer-reviewed journals," he said.

One of the recent data publications, which appeared in the October edition of The Annals of Thoracic Surgery, compared outcomes from nearly 1,500 commercial bridge-to-transplantation (BTT) HeartMate II patients with those of nearly 500 patients who participated in the HeartMate II BTT clinical trial. The findings included Kaplan-Meier survival of 89 percent at six months and 85 percent at one year for commercial patients. In addition, commercial patients experienced declines in most adverse events versus patients in the trial, with catastrophic events such as device replacement and stroke occurring in just one percent and six percent of patients, respectively. "This dataset demonstrates excellent and improving outcomes for HeartMate II patients in a real-world setting among a broad range of implanting centers," Burbach noted.

Burbach also commented on the company's acute surgical support franchise, including the acquisition of the Levitronix Medical business during the third quarter. The acquired business remains on track to add approximately $4.0 million of incremental product sales in 2011, including CentriMag® outside the U.S. and PediMag®/PediVAS® on a worldwide basis. Additionally, U.S. CentriMag sales grew close to 50 percent in the quarter compared to the same period a year ago. "We were pleased with the performance of our acute support product lines. The core U.S. CentriMag business continues to demonstrate robust growth, and the integration of Levitronix Medical is proceeding well."

FINANCIAL HIGHLIGHTS

Thoratec reported revenues of $102.6 million in the third quarter of 2011 versus revenues of $91.0 million in the third quarter of 2010, or an increase of 13 percent. Revenues from the HeartMate product line were $87.6 million, an increase of nine percent versus $80.6 million in the same period a year ago. Sales of the acute surgical support product line, which includes CentriMag and PediMag, were $7.2 million compared with $3.7 million a year ago. Of the $7.2 million in revenues this year, $1.6 million were incremental revenues recorded as a result of the Levitronix Medical transaction completed during the quarter. Sales of the Thoratec® product line, which includes the PVAD and IVAD, were $7.2 million, an increase of 16 percent over revenues of $6.2 million in the third quarter of 2010. Revenues from pump sales were $72.2 million versus $62.6 million in the third quarter a year ago, an increase of 15 percent. Non-pump revenues were $29.8 million in the third quarter of 2011 versus $27.9 million in the same period a year ago, an increase of seven percent. Revenues in the U.S. were $83.9 million versus $76.4 million in the same quarter a year ago, or an increase of 10 percent, while international revenues were $18.7 million versus $14.6 million a year ago, an increase of 28 percent. Foreign exchange fluctuation had a favorable effect of $1.5 million in the third quarter of 2011 versus the third quarter of 2010.

GAAP gross margin for the third quarter of 2011 was 69.9 percent versus 68.5 percent a year ago. Non-GAAP gross margin, which is described later in this press release, was 71.6 percent versus 68.9 percent a year ago. The increase in non-GAAP gross margin was due to favorable foreign exchange and pump to non-pump mix.

Operating expenses on a GAAP basis in the third quarter of 2011 were $43.9 million versus $35.9 million a year ago. On a non-GAAP basis, operating expenses in the third quarter of 2011 were $36.3 million versus $30.8 million in the third quarter a year ago. Operating expenses on a non-GAAP basis are described later in this press release. The year-over-year increase in non-GAAP operating expenses was due primarily to the addition of the Levitronix Medical business, increased spending on product and market development initiatives, and continued expansion of our research and development and field organizations.

On a GAAP basis, other income was $280,000 in the third quarter of 2011 versus $1.8 million of other expense in the same period a year ago. On a non-GAAP basis, other income was $280,000 versus other income of $354,000 a year ago. Other income on a non-GAAP basis is described later in this press release.

The company's GAAP effective tax rate for the third quarter of 2011 was 32.2 percent versus 37.4 percent a year ago. The non-GAAP tax rate, which is described later in this press release, was 32.9 percent versus 35.5 percent in the third quarter of 2010. The decrease in the GAAP and non-GAAP tax rates was due to a one-time California research and development credit and favorable return to provision adjustments. In addition, the company was unable to recognize federal research and development credits in the third quarter of 2010 due to the absence of enacted legislation.

Cash and investments at the end of the third quarter of 2011 were $232.6 million versus $298.5 million at the end of second quarter and $469.5 million at the end of fiscal 2010. The decline in cash and investments from the prior quarter reflects the acquisition of Levitronix Medical offset in part by cash generation from operations. Compared to the end of fiscal 2010, the cash balance also reflects the retirement of the company's convertible debt and share repurchase activity earlier in 2011.

GUIDANCE

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see the additional information below. The company updated guidance for the full year.

The company expects that revenues for fiscal 2011 will be in the range of $418-$423 million, representing a reduction relative to the prior guidance range of $422-$430 million. GAAP net income per diluted share is currently expected to be in the range of $1.08-$1.12, compared to $1.05-$1.15 previously. Non-GAAP net income per diluted share is currently expected to be in the range of $1.48-$1.52, representing an increase from the prior guidance range of $1.40-$1.50.

Gross margin is expected to increase to approximately 69.0 percent on a GAAP basis and approximately 70.5 percent on a non-GAAP basis.

GAAP operating expenses are expected to increase approximately 16 percent over 2010, while non-GAAP operating expenses are expected to increase approximately 13 percent versus 2010.

CONFERENCE CALL/WEBCAST INFORMATION

Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Daylight Time (4:30 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (719) 325-4849, passcode 4439200. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available through Tuesday, November 8, via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 4439200.

GAAP TO NON-GAAP RECONCILIATION

Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by the company's products and certain costs of producing those revenues, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP shares used to compute diluted net income per share. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business. The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.

Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors' operating results. Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec core operating results. Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company's business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.

Non-GAAP net income consists of GAAP net income, excluding, as applicable, the tax effected impact of share-based compensation expense, amortization of purchased intangibles, expenses associated with the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements in accordance with Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") 470-20, Debt, Levitronix Medical transaction costs, and fair market value inventory adjustments related to the Levitronix Medical acquisition.

Non-GAAP net income per diluted share is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.

Non-GAAP shares used to compute diluted net income per share consists of GAAP shares used to compute diluted net income per share adjusted for any inclusions made in conjunction with dilutive impact of Thoratec's convertible debt instruments and any exclusions made in conjunction with the application of the two-class method for calculating net income per share.

Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense and accounting for fair market value inventory adjustments related to the Levitronix Medical acquisition.

Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense, amortization of purchased intangibles, and Levitronix Medical transaction costs.

Non-GAAP other income and expense consists of GAAP other income and expenses excluding expenses related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt.

Non-GAAP tax expense consists of the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.

Management believes that it is useful in measuring Thoratec's operations to exclude amortization of intangibles. These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.

Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors' ability to review Thoratec's business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company's business operations.

Due to the subjective assumptions used to develop non-cash interest expense related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt, Thoratec management believes that providing non-GAAP financial measures that exclude such expense allows investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods. The exclusion also enhances investors' ability to review Thoratec's business from the same perspective as Thoratec management.

To enable investors to compare Thoratec's recurring core business operating results to those of other companies and over multiple periods, Thoratec has excluded Levitronix Medical transaction costs and accounting for fair market value inventory adjustments related to the Levitronix Medical acquisition as they are infrequent in nature.

There are a number of limitations related to the use of non-GAAP financial measures. First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses. Second, share-based compensation is part of an employee's compensation package and as such may be useful for investors to consider. Third, the components of costs that we exclude in our non-GAAP financial measures calculations may differ from components that our peer companies exclude when they report their results from operations.

Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec's financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.

The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP income statement for continuing operations for the three and nine month periods ending 2011 and 2010:

THORATEC CORPORATION
Condensed Consolidated Statements of Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Product sales	$ 102,584	$ 90,996	$ 313,335	$ 285,366
Cost of product sales	30,898	28,621	93,043	90,771
Gross profit	71,686	62,375	220,292	194,595
Operating expenses:
Selling, general and administrative	25,062	21,104	76,275	64,010
Research and development	16,273	12,332	47,826	44,135
Amortization of purchased intangible assets	2,609	2,446	7,108	7,326
Total operating expenses	43,944	35,882	131,209	115,471
Income from operations	27,742	26,493	89,083	79,124
Other income and (expense):
Interest expense	(3)	(3,125)	(4,650)	(9,280)
Interest income and other	283	1,362	1,526	4,261
Impairment on investment	-	(11)	-	(2,057)
Income before income taxes	28,022	24,719	85,959	72,048
Income tax expense	(9,033)	(9,239)	(28,729)	(25,667)
Net income from continuing operations	18,989	15,480	57,230	46,381

Net (loss) from discontinued operations (net of tax)	(1,031)	(1,183)	(1,031)	(3,697)

Net Income	$ 17,958	$ 14,297	$ 56,199	$ 42,684

Net income (loss) per share- Basic:
Continuing operations	$ 0.32	$ 0.26	$ 0.97	$ 0.80
Discontinued operations	(0.02)	(0.02)	(0.02)	(0.06)
Net Income	$ 0.30	$ 0.24	$ 0.95	$ 0.74

Net income (loss) per share- Diluted:
Continuing operations	$ 0.31	$ 0.26	$ 0.95	$ 0.78
Discontinued operations	(0.02)	(0.02)	(0.02)	(0.06)
Net Income	$ 0.29	$ 0.24	$ 0.93	$ 0.72

Shares used to compute net (loss) income per share:
Basic	59,763	58,138	58,630	57,473
Diluted	60,666	66,612	63,306	66,216

The following table presents our quarterly revenues from continuing operations by source for the first, second and third quarter of fiscal 2011 and for the full year of fiscal 2010:

THORATEC CORPORATION
Quarterly Revenue Analysis from Continuing Operations
(Unaudited)
(in millions)

	Three Months Ended
	October 1, 2011	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010	July 3, 2010	April 3, 2010

Revenue by Product Line
HeartMate	$ 87.6	$ 97.6	$ 87.3	$ 83.9	$ 80.6	$ 82.5	$ 86.1
PVAD & IVAD	7.2	7.6	7.3	7.2	6.2	7.3	8.8
CentriMag (1)	7.2	5.3	4.4	5.7	3.7	4.6	3.7
Other	0.6	0.7	0.5	0.8	0.5	0.7	0.7
Total	$ 102.6	$ 111.2	$ 99.5	$ 97.6	$ 91.0	$ 95.1	$ 99.3

Revenue by Category
Pump	$ 72.2	$ 77.8	$ 70.8	$ 67.8	$ 62.6	$ 64.4	$ 69.5
Non-Pump	29.8	32.7	28.2	29.0	27.9	30.0	29.1
Other	0.6	0.7	0.5	0.8	0.5	0.7	0.7
Total	$ 102.6	$ 111.2	$ 99.5	$ 97.6	$ 91.0	$ 95.1	$ 99.3

Revenue by Geography
United States	$ 83.9	$ 93.0	$ 82.5	$ 78.8	$ 76.4	$ 79.9	$ 82.2
International	18.7	18.2	17.0	18.8	14.6	15.2	17.1
Total	$ 102.6	$ 111.2	$ 99.5	$ 97.6	$ 91.0	$ 95.1	$ 99.3

(1) CentriMag includes PediMag/PediVAS sales

The following table presents our quarterly pump units from continuing operations by geography for the first, second and third quarter of fiscal 2011 and for the full year of fiscal 2010:

THORATEC CORPORATION
Quarterly Pump Units from Continuing Operations
(Unaudited)

	Three Months Ended
	October 1, 2011	July 2, 2011	April 2, 2011	January 1, 2011	October 2, 2010	July 3, 2010	April 3, 2010

Units by Geography
United States	665	753	677	613	605	617	662
International (1)	188	193	182	223	161	178	202
Total (2)	853	946	859	836	766	795	864

(1) Within the International geography, Canada accounted for 19, 13, 26, 10, 22, 16, and 15 units for the three months ended October 1, 2011, July 2, 2011, April 2, 2011, January 1, 2011, October 2, 2010, July 3, 2010, and April 3, 2010, respectively.

(2) Excludes CentriMag units

The following table reconciles the specific items excluded from GAAP net income from continuing operations in the calculation of non-GAAP net income from continuing operations and diluted net income per share from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income from Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
Net income reconciliation	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net income from continuing operations on a GAAP basis	$ 18,989	$ 15,480	$ 57,230	$ 46,381
Share-based compensation expense:
- Cost of product sales	378	322	1,081	947
- Selling, general and administrative	2,539	1,858	7,578	6,074
- Research and development	1,011	791	3,073	2,602
Amortization of purchased intangibles	2,609	2,446	7,108	7,326
Impact of ASC 470-20	-	2,129	3,127	6,168
Levitronix Medical transaction costs	1,462	-	2,859	-
Levitronix fair market value inventory adjustments	1,386		1,386	-
Income tax effect of non-GAAP income before tax	(239)	607	(347)	434
Income tax effect of non-GAAP adjustments	(3,025)	(2,820)	(8,760)	(8,236)
Net income from continuing operations on a non-GAAP basis	$ 25,110	$ 20,813	$ 74,335	$ 61,696

	Three Months Ended		Nine Months Ended
Diluted net income from continuing operations per share reconciliation	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Diluted net income from continuing operations per share on a GAAP basis	$ 0.31	$ 0.26	$ 0.95	$ 0.78
Share-based compensation expense:
- Cost of product sales	0.01	0.00	0.02	0.02
- Selling, general and administrative	0.04	0.02	0.12	0.09
- Research and development	0.02	0.01	0.05	0.04
Amortization of purchased intangibles	0.04	0.04	0.11	0.11
Levitronix Medical transaction costs	0.02	-	0.05	-
Levitronix fair market value inventory adjustments	0.02	-	0.02	-
Income tax effect of non-GAAP income before tax	(0.00)	0.01	(0.01)	0.01
Income tax effect of non-GAAP adjustments	(0.05)	(0.02)	(0.13)	(0.09)
Convertible debt dilution and two-class method impact		-	-	(0.01)
Diluted net income from continuing operations per share on a non-GAAP basis	$ 0.41	$ 0.32	$ 1.18	$ 0.95

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
Shares used to compute diluted net income from continuing operations per share reconciliation

Shares used in calculation of diluted net income per share --GAAP	60,666	66,612	63,306	66,216
Weighted average unvested restricted stock awards (1)	75	324	111	387
Shares used in calculation of diluted net income from continuing operations per share -- non-GAAP	60,741	66,936	63,417	66,603

(1) The company adopted the two-class method in calculating net income per share on a GAAP basis, which excludes the weighted average unvested restricted stock awards outstanding of 75,090 and 323,582 for the three months ended October 1,
2011 and October 2, 2010, respectively, and 110,521 and 386,808 for the nine months ended October 1, 2011 and October 2, 2010, respectively.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin from continuing operations in the calculation of non-GAAP gross profit and gross margin from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Nine Months Ended
	October 1, 2011		October 2, 2010		October 1, 2011		October 2, 2010

Gross profit from continuing operations on a GAAP basis	$ 71,686	69.9%	$ 62,375	68.5%	$ 220,292	70.3%	$ 194,595	68.2%
Share-based compensation expense	378		322		1,081		947
Levitronix fair market value inventory adjustments	1,386		-		1,386		-
Gross profit from continuing operations on a non-GAAP basis	$ 73,450	71.6%	$ 62,697	68.9%	$ 222,759	71.1%	$ 195,542	68.5%

The following table reconciles the specific items excluded from GAAP operating expenses from continuing operations in the calculation of non-GAAP operating expenses from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Operating expenses from continuing operations on a GAAP basis	$ 43,944	$ 35,882	$ 131,209	$ 115,471
Share-based compensation expense:
- Selling, general and administrative	(2,539)	(1,858)	(7,578)	(6,074)
- Research and development	(1,011)	(791)	(3,073)	(2,602)
Amortization of purchased intangibles	(2,609)	(2,446)	(7,108)	(7,326)
Levitronix Medical transaction costs	(1,462)	-	(2,859)	-
Operating expenses from continuing operations on a non-GAAP basis	$ 36,323	$ 30,787	$ 110,591	$ 99,469

The following table reconciles the specific items excluded from GAAP other income and expense from continuing operations in the calculation of non-GAAP other income and expense from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Other Income and Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Other income (expense) from continuing operations on a GAAP basis	$ 280	$ (1,775)	$ (3,124)	$ (7,076)
Impact of ASC 470-20	-	2,129	3,127	6,168
Other income (expense) from continuing operations on a non-GAAP basis	$ 280	$ 354	$ 3	$ (908)

The following table reconciles the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income from continuing operations to non-GAAP net income from continuing operations:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Tax Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Nine Months Ended
	October 1, 2011		October 2, 2010		October 1, 2011		October 2, 2010

Tax expense from continuing operations on a GAAP basis	$ (9,033)	32.2%	$ (9,239)	37.4%	$ (28,729)	33.4%	$ (25,667)	35.6%
Share-based compensation expense and other	(1,154)		(761)		(4,389)		(3,495)
Amortization of purchased intangibles	(1,044)		(978)		(2,843)		(2,931)
Impact of adoption of ASC 470-20	-		(851)		(1,251)		(2,467)
Levitronix Medical transaction costs	(585)		-		(1,144)		-
Return to provision true-up	(13)		373		(13)		373
Excess compensation limitations	85		5		1,087		718
Levitronix fair market value inventory adjustments	(554)		-		(554)		-
Tax expense from continuing operations on a non-GAAP basis	$ (12,298)	32.9%	$ (11,451)	35.5%	$ (37,836)	33.7%	$ (33,469)	35.2%

The following table reconciles the guidance on a GAAP basis and non-GAAP basis from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)

Gross margin	For the Fiscal Year Ended 2011

Gross margin on a GAAP basis		69.00%
Share-based compensation expense		0.50%
Levitronix fair market value inventory adjustments		1.00%
Gross margin on a non-GAAP basis		70.50%

Operating expense growth	For the Fiscal Year Ended 2011

Increase in operating expense on a GAAP basis		16.00%
Share-based compensation expense		-1.50%
Amortization of intangibles		-1.10%
Levitronix transaction costs		-0.40%
Increase in operating expense on a non-GAAP basis		13.00%

Net income per diluted share reconciliation	For the Fiscal Year Ended 2011
	From		To

Net income per diluted share on a GAAP basis	$ 1.08		$ 1.12
Share-based compensation expense	0.17		0.17
Amortization of purchased intangibles	0.10		0.10
Impact of adoption of ASC 470-20	0.03		0.03
Levitronix fair market value inventory adjustments	0.04		0.04
Levitronix transaction costs	0.04		0.04
Income tax effect of non-GAAP income before tax	0.02		0.02
Net income per diluted share on a non-GAAP basis	$ 1.48		$ 1.52

Shares used in calculation of net income per diluted share -- GAAP and non-GAAP	63,000		63,000

About Thoratec

Thoratec is a world leader in therapies to address advanced-stage heart failure. The company's products include the HeartMate® LVAS (Left Ventricular Assist System) and Thoratec VAD (Ventricular Assist Device) with more than 18,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures and distributes the CentriMag and PediMag / PediVAS product lines. Thoratec is headquartered in Pleasanton, California. For more information, visit the company's website at http://www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate, HeartMate II and GoGear are registered trademarks of Thoratec Corporation. CentriMag and PediMag are registered trademarks of Thoratec LLC, and PediVAS is a registered trademark of Thoratec Switzerland GmbH.

Many of the preceding paragraphs, particularly but not exclusively those addressing guidance for fiscal 2011 financial results or future performance contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words "believes," "views," "expects," "projects," "hopes," "could," "will," "intends," "should," "estimate," "would," "may," "anticipates," "plans" and other similar words. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on Thoratec's current expectations, estimates, forecast and projections. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks related to regulatory approvals, the development of new products and new markets including Destination Therapy, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, changes in the mix of existing markets for our products and related gross margin for such product sales, the ability to improve financial performance, the effects of FDA regulatory requirements, our ability to address issues raised by FDA inspections adequately and on a timely basis without a recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, the effects of seasonality on Thoratec product sales, the effects of competition and the effects of any merger, acquisition and divestiture related activities. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K and in Thoratec’s first quarter 2011 quarterly report on Form 10-Q, and as may be updated in subsequent SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

CONTACT: Taylor Harris, Senior Director, Investor Relations & Business Development of Thoratec Corporation, +1-925-738-0047; or Neal B. Rosen of Ruder-Finn, +1-415-692-3058, for Thoratec Corporation